As filed with the Securities and Exchange Commission on January 18, 2012

Registration No. 333-163999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JAZZ PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	05-0563787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3180 Porter Drive

Palo Alto, CA 94304

(650) 496-3777

(Address of principal executive offices)

Bruce C. Cozadd

Chairman and Chief Executive Officer

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

(650) 496-3777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Suzanne Sawochka Hooper, Esq.	Carol A. Gamble, Esq.
Chadwick Mills, Esq.	Jazz Pharmaceuticals, Inc.
Cooley LLP	3180 Porter Drive
Five Palo Alto Square	Palo Alto, CA 94304
3175 Hanover Street	(650) 496-3777
Palo Alto, CA 94304
(650) 843-5000

Approximate date of commencement of proposed sale to the public:

Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Jazz Pharmaceuticals, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statement on Form S-3 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable by the Company pursuant to its Registration Statement on Form S-3 originally filed with the Securities and Exchange Commission on December 23, 2009 (Registration No. 333-163999) (the “Registration Statement”).

On December 12, 2011, the Company’s stockholders approved, at a special meeting of the Company’s stockholders, an Agreement and Plan of Merger and Reorganization, dated as of September 19, 2011, by and among the Company, Jazz Pharmaceuticals Public Limited Company (formerly Azur Pharma Public Limited Company) (“Jazz Pharmaceuticals plc”), Jaguar Merger Sub Inc., a wholly-owned subsidiary of Jazz Pharmaceuticals plc (“Merger Sub”) and Seamus Mulligan, solely in his capacity as indemnitors’ representative (the “Merger Agreement”). Upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on January 18, 2012 (the “Effective Time”), Merger Sub was merged with and into the Company and the Company became a wholly-owned subsidiary of Jazz Pharmaceuticals plc (the “Merger”). Each share of Common Stock issued and outstanding immediately prior to the Effective Time was canceled and automatically converted into and became the right to receive one ordinary share, nominal value $0.0001 per share, of Jazz Pharmaceuticals plc.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on January 18, 2012.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ BRUCE C. COZADD
Bruce C. Cozadd Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE C. COZADD Bruce C. Cozadd	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2012

/s/ KATHRYN E. FALBERG Kathryn E. Falberg	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)	January 18, 2012

/s/ KAREN J. WILSON Karen J. Wilson	Vice President, Finance (Principal Accounting Officer)	January 18, 2012

/s/ CAROL A. GAMBLE Carol A. Gamble	Director	January 18, 2012